EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Fourth Quarter and Full-Year 2025 Financial Results

BURLINGTON, MASS. – March 4, 2026 – Aware, Inc. (NASDAQ: AWRE), a global leader in biometric identity and authentication solutions, today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Financial and Recent Operational Highlights

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Expanded federal and commercial engagement with the deployment of Aware’s first mobile biometric solution within a U.S. federal agency and continued growth across international government programs
•
Expanded partner relationships through integrations with digital workflow providers and a partnership with a biometric hardware vendor. These efforts are intended to support Aware’s broader go-to-market strategy over time.
•
Strengthened Aware’s industry leadership and core biometric technology through multiple independent validations, including ISO/IEC liveness and bias testing, FIDO2 server and ISO 27001 security certifications, and top-tier performance in the DHS 2025 Remote Identity Validation Rally, demonstrating Aware’s fraud-resilient, low-friction, and real fair identity verification technology with real-world readiness.
•
Enhanced the leadership team with the appointment of a new Head of Engineering and Head of Product, accelerating product innovation, especially around Intelligent Liveness and Awareness Platform readiness.

Management Commentary

“2025 was a foundational year for Aware as we strengthened our technology leadership, expanded key certifications, and repositioned the Company as a biometric identity solutions provider,” said CEO Ajay Amlani. “We advanced our next-generation liveness capabilities, made progress toward strengthening our biometric orchestration platform, deployed new federal and aviation solutions, and deepened strategic partnerships that expand our reach. While procurement timing continued to create revenue variability, we ended the year with improving customer engagement across government and enterprise markets and strengthened our competitive positioning through important third-party validations and security certifications.

“As we enter 2026, our focus is disciplined execution and conversion,” Amlani continued. “We will continue advancing the Awareness Platform, supporting customer evaluations, and scaling our solutions footprint across federal, aviation, and enterprise markets. We believe the progress achieved in 2025 strengthen our ability to compete for larger opportunities and supports our long-term growth objectives.”

Fourth Quarter 2025 Financial Results

Revenue was $4.7 million, compared to $4.8 million in the fourth quarter of 2024. The decline in revenue was primarily due to a $0.5 million decrease in perpetual license revenue compared to the prior-year fourth quarter and partially offset by a $0.2 million increase in maintenance revenue and $0.2 million in services and other revenue.

Operating expenses were $6.1 million, compared to $6.3 million in the fourth quarter of 2024. The year-over-year decrease was primarily driven by one-time costs incurred in the prior-year period related to the former CEO transition, partially offset by increased investments in research and development to enhance Aware’s product suite.

Net loss totaled $1.5 million, or $(0.07) per diluted share, compared to net loss of $1.2 million, or $(0.06) per diluted share, in the fourth quarter of 2024.

Adjusted EBITDA loss totaled $0.8 million in the fourth quarter of 2025, consistent with the adjusted EBITDA loss of $0.8 million in the fourth quarter of 2024.

Full Year 2025 Financial Results

Revenue was $17.3 million, compared to $17.4 million in 2024. The decline in revenue was primarily due to a $0.3 million decrease in perpetual license revenue compared 2024 and partially offset by a $0.1 million increase in maintenance revenue and $0.1 million in services and other revenue.

Operating expenses were $23.9 million, compared to $22.9 million in 2024.

Net loss totaled $5.9 million, or $(0.28) per diluted share, compared to net loss of $4.4 million, or $(0.21) per diluted share, in 2024.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) totaled $4.6 million, compared to adjusted EBITDA loss of $3.9 million in 2024.

The year-over-year increases in operating loss, net loss, and adjusted EBITDA loss were primarily driven by higher operating expenses reflecting increased investments in in research and development, personnel, and product development.

Cash, cash equivalents, and marketable securities totaled $22.3 million as of December 31, 2025, compared to $27.8 million as of December 31, 2024.

Webcast

Aware management will host a webcast today, March 4, 2026, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, March 4, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware, Inc. (NASDAQ: AWRE) is a proven global leader in biometric identity and authentication solutions. Its Awareness Platform transforms biometric data into actionable intelligence, empowering organizations to verify identities and prevent fraud with speed, accuracy, and confidence. Designed for mission-critical enterprise environments, the platform delivers intelligent, scalable architecture, real-time insights, and reliable security—ensuring precise identification when every millisecond matters. Aware is headquartered in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii) our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2024 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue:
Software licenses	$2,053	$2,514	$7,314	$7,650
Software maintenance	2,262	2,106	8,712	8,577
Services and other	348	177	1,267	1,162
Total revenue	4,663	4,797	17,293	17,389
Costs and expenses:
Cost of revenue	248	241	1,323	835
Research and development	2,287	1,835	8,300	7,757
Selling and marketing	1,602	1,840	7,332	7,678
General and administrative	1,977	2,355	6,895	6,664
Total costs and expenses	6,114	6,271	23,850	22,934
Operating loss	(1,451)	(1,474)	(6,557)	(5,545)
Interest and other income	215	281	941	1,167
Loss before provision for (benefit from) income taxes	(1,236)	(1,193)	(5,616)	(4,378)
Provision for (benefit from) income taxes	219	(1)	257	53
Net loss	$(1,455)	$(1,192)	$(5,873)	$(4,431)
Other comprehensive (loss) income
Unrealized gain (loss) on available for sale securities	40	(317)	(23)	56
Comprehensive loss	(1,415)	(1,509)	(5,896)	(4,375)
Net loss per share – basic	$(0.07)	$(0.06)	$(0.28)	$(0.21)
Net loss per share – diluted	$(0.07)	$(0.06)	$(0.28)	$(0.21)
Weighted-average shares - basic	21,396	21,158	21,183	21,139
Weighted-average shares - diluted	21,396	21,158	21,183	21,139

Prior-period amounts have been reclassified to conform to the current presentation.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$7,269	$12,972
Marketable securities	15,026	14,842
Accounts and unbilled receivables, net	4,358	4,002
Property and equipment, net	477	477
Goodwill and intangible assets, net	4,689	5,096
Right of use asset	3,642	3,964
All other assets, net	1,734	1,291

Total assets	$37,195	$42,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,975	$2,341
Deferred revenue	5,115	5,163
Operating lease liability	3,968	4,244
Total stockholders’ equity	26,137	30,896

Total liabilities and stockholders’ equity	$37,195	$42,644

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months and year ended December 31, 2025 and 2024 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months and year ended December 31, 2025 and 2024.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net loss	$(1,455)	$(1,192)	$(5,873)	$(4,431)
Depreciation and Amortization	141	141	572	562
Stock based compensation	263	504	1,168	1,132
Loss on write-off of note receivable	224	—	224	—
Interest income	(215)	(281)	(941)	(1,167)
Provision for (benefit from) income taxes	219	(1)	257	53
Adjusted EBITDA	$(823)	$(829)	$(4,593)	$(3,851)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Recurring revenue:
Software subscriptions	1,036	1,163	3,494	3,262
Software maintenance	2,262	2,105	8,712	8,575
Services and other	153	28	425	129
Total recurring revenue	3,451	3,296	12,631	11,966

Non-recurring revenue:
Software licenses	1,017	1,351	3,820	4,389
Services and other	195	150	842	1,034
Total non-recurring revenue	1,212	1,501	4,662	5,423
Total revenue	$4,663	$4,797	$17,293	$17,389

Prior-period amounts have been reclassified to conform to the current presentation.

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Aware is a registered trademark of Aware, Inc.